Exhibit 99.1

FOR IMMEDIATE RELEASE

November 6, 2008

THE WALT DISNEY COMPANY REPORTS EARNINGS FOR FISCAL YEAR 2008

•	EPS for the year was $2.28, compared to $2.25 in the prior year. EPS for the prior and current year included net benefits of $0.33 and $0.01, respectively, from certain items which are detailed below

•	EPS excluding these items was $2.27, up 18% from $1.92 in the prior year

•	EPS for the quarter was $0.40 versus $0.44 in the prior-year quarter. Excluding the items discussed below, EPS was $0.43 for the quarter compared to $0.42 in the prior-year quarter

BURBANK, Calif. – The Walt Disney Company today reported earnings for the fiscal year and fourth quarter ended September 27, 2008. Diluted earnings per share (EPS) for the year was $2.28, compared to $2.25 in the prior year. EPS for both the current and prior year included the impact of certain items discussed below. Excluding these items, EPS for the current year increased 18% to $2.27 compared to $1.92 in the prior year.

EPS for the prior year included gains on the sales of our interests in E! Entertainment and Us Weekly, favorable adjustments related to prior-year income tax matters, income from the discontinued operations of the ABC Radio business, and an equity-based compensation plan modification charge. Collectively, these items resulted in a net benefit of $0.33. EPS for the current year included an accounting gain related to the acquisition of the Disney Stores in North America, a gain on the sale of movies.com, the favorable resolution of certain prior-year income tax matters, and a fourth quarter bad debt charge for a receivable from Lehman Brothers. Collectively, these items resulted in a net benefit of $0.01 per share.

For the quarter, EPS was $0.40 compared to $0.44 in the prior-year quarter. Excluding the bad debt charge in the current-year quarter and the favorable resolution of tax matters in the prior-year quarter, EPS for the quarter was $0.43 compared to $0.42 for the prior-year quarter.

“I’m pleased by Disney’s strong performance in fiscal year 2008, especially in light of the challenging economic environment,” said Robert A. Iger, president and CEO. “This is clearly a difficult and unpredictable time and while our businesses aren’t immune, the strength of our assets, brands, and management team positions us well for the long term.”

The following table summarizes the full year and fourth quarter results for fiscal 2008 and 2007 (in millions, except per share amounts):

	Year Ended			Quarter Ended
	Sept. 27, 2008	Sept. 29, 2007	Change	Sept. 27, 2008	Sept. 29, 2007	Change
Revenues	$37,843	$35,510	7%	$9,445	$8,930	6%
Segment operating income (1)	$8,456	$7,811	8%	$1,744	$1,812	(4)%
Income from continuing operations	$4,427	$4,674	(5)%	$760	$883	(14)%
Diluted EPS from continuing operations	$2.28	$2.24	2%	$0.40	$0.44	(9)%
Diluted EPS (2)	$2.28	$2.25	1%	$0.40	$0.44	(9)%
Cash provided by continuing operating activities	$5,446	$5,398	1%	$1,245	$1,573	(21)%
Free cash flow (1)	$3,868	$3,832	1%	$616	$993	(38)%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows below.
(2)

Results for the year included an accounting gain related to the acquisition of the Disney Stores in North America, a gain on the sale of movies.com, the favorable resolution of certain prior-year income tax matters, and a fourth quarter bad debt charge for a receivable from Lehman Brothers. Diluted EPS for the year excluding these items was $2.27. Results for the prior year included gains on the sales of equity investments in E! Entertainment and Us Weekly, income from the discontinued ABC Radio business and a charge related to a modification of equity-based compensation plans in connection with the ABC Radio transaction. Diluted EPS for the prior year excluding these items was $1.92. See the discussion of non-GAAP financial measures below.

SEGMENT RESULTS

The following table summarizes the full year and fourth quarter segment operating results for fiscal 2008 and 2007 (in millions):

	Year Ended			Quarter Ended
	Sept. 27, 2008	Sept. 29, 2007	Change	Sept. 27, 2008	Sept. 29, 2007	Change
Revenues (1) (2):
Media Networks	$16,116	$15,104	7%	$4,212	$4,033	4%
Parks and Resorts	11,504	10,626	8%	2,969	2,787	7%
Studio Entertainment	7,348	7,491	(2)%	1,452	1,533	(5)%
Consumer Products	2,875	2,289	26%	812	577	41%

	$37,843	$35,510	7%	$9,445	$8,930	6%

Segment operating income (1) (2):
Media Networks	$4,755	$4,275	11%	$1,058	$1,059	(0)%
Parks and Resorts	1,897	1,710	11%	412	430	(4)%
Studio Entertainment	1,086	1,195	(9)%	98	168	(42)%
Consumer Products	718	631	14%	176	155	14%

	$8,456	$7,811	8%	$1,744	$1,812	(4)%

(1)

Beginning with the first quarter fiscal 2008 financial statements, the Company began reporting Hyperion Publishing in the Media Networks segment. Previously, Hyperion Publishing had been reported in the Consumer Products segment. Prior-period amounts (which are not material) have been reclassified to conform to the current year presentation.

(2)	Operating results of the ABC Radio business are reported as discontinued operations and therefore have been excluded from segment results.

Media Networks

Media Networks revenues for the year increased 7% to $16.1 billion and segment operating income increased 11% to $4.8 billion. For the quarter, revenues increased 4% to $4.2 billion and segment operating income was flat at $1.1 billion. The following table provides further detail of the Media Networks results (in millions):

	Year Ended			Quarter Ended
	Sept. 27, 2008	Sept. 29, 2007	Change	Sept. 27, 2008	Sept. 29, 2007	Change
Revenues:
Cable Networks	$10,041	$9,167	10%	$2,927	$2,795	5%
Broadcasting	6,075	5,937	2%	1,285	1,238	4%

	$16,116	$15,104	7%	$4,212	$4,033	4%

Segment operating income (loss):
Cable Networks	$4,100	$3,577	15%	$1,208	$1,092	11%
Broadcasting	655	698	(6)%	(150)	(33)	nm

	$4,755	$4,275	11%	$1,058	$1,059	(0)%

Cable Networks

Operating income at Cable Networks increased $523 million to $4.1 billion for the year driven by increases at ESPN, higher income at our cable equity investments, and increases at ABC Family and the domestic Disney Channels, partially offset by a favorable settlement of a claim with a distributor in the prior year at the international Disney Channels. The growth at ESPN was driven by higher affiliate and advertising revenue, partially offset by higher programming, administrative and marketing costs. The increase in affiliate revenue was due to contractual rate increases and subscriber growth. Increased advertising revenues reflected improved rates and ratings. Growth at our cable equity investments was primarily due to higher affiliate and advertising revenue at Lifetime and a gain on the sale of a European cable channel. The growth at ABC Family was primarily due to the absence of Major League Baseball programming costs, higher affiliate revenue reflecting contractual rate increases, and higher advertising revenue reflecting higher average ratings and rates. The increase at the domestic Disney Channel was primarily due to higher affiliate revenue reflecting subscriber growth and contractual rate increases and strong DVD sales of High School Musical 2.

For the quarter, operating income at Cable Networks increased $116 million to $1.2 billion primarily due to growth at ESPN, higher income at our cable equity investments, and increases at the domestic Disney Channel and at ABC Family Channel, partially offset by the favorable settlement of a claim with a distributor in the prior-year quarter. The growth at ESPN was driven by higher affiliate revenue, partially offset by lower advertising revenue. Higher affiliate revenue was due to contractual rate increases, subscriber growth and increased recognition of previously deferred revenues related to annual programming commitments. During the quarter, ESPN recognized $396 million of previously deferred revenue compared to $359 million in the prior-year quarter. Growth at our cable equity investments was primarily due to a gain on the sale of a European cable channel and higher affiliate and advertising revenue at Lifetime. The growth at the domestic Disney Channel was primarily due to higher affiliate revenue driven by subscriber growth and contractual rate increases, while the increase at ABC Family Channel was due to higher affiliate revenue driven by contractual rate increases and higher advertising revenue due to higher average ratings and rates.

Broadcasting

Operating income at Broadcasting decreased $43 million to $655 million for the year primarily due to lower advertising revenue at the owned television stations, partially offset by an improvement at the Internet Group. At the Internet Group, decreased costs for the Disney-branded mobile phone service, which was shut down during the first quarter of the current year, were partially offset by higher costs related to international mobile and on-line operations and our Disney.com website. Results at the ABC Television Network were comparable to the prior year as the impact of lower ratings was offset by higher advertising rates and digital media revenues. In television distribution, higher syndication and international sales revenue was offset by higher production cost amortization.

For the quarter, the operating loss at Broadcasting increased $117 million to a loss of $150 million, driven by a decrease at the ABC Television Network and lower advertising revenues at the owned television stations, partially offset by an improvement at the Internet Group. The decrease at the ABC Television Network reflected lower advertising revenues, higher pilot expenses and increased news production costs related to presidential election coverage. Lower advertising revenues were due to lower ratings and sold inventory partially offset by higher rates. Increased pilot costs reflected a delay of pick-up decisions to the fourth quarter of the current year versus the third quarter when most of the pick-up decisions were made in the prior year. The delay was primarily due to the impact of the Writers Guild of America work stoppage. The improvement at the Internet Group reflected the absence of costs related to the Disney-branded mobile phone service partially offset by higher costs related to international mobile and on-line operations and our Disney.com website.

Parks and Resorts

Parks and Resorts revenues for the year increased 8% to $11.5 billion and segment operating income increased 11% to $1.9 billion. For the quarter, revenues increased 7% to $3.0 billion and segment operating income decreased 4% to $412 million. Operating income growth for the year was driven by increases at Disneyland Resort Paris and Walt Disney World Resort. For the quarter, lower operating income was driven by a decrease in domestic operations, partially offset by an increase at Disneyland Resort Paris.

Domestic Operations

For the year, operating income growth at Walt Disney World Resort was primarily due to increased guest spending and theme park attendance, partially offset by higher operating costs. Increased guest spending was due to higher average ticket prices, increased food and beverage spending and higher average daily hotel room rates. Higher operating costs were due to labor cost inflation, new guest offerings and volume-related costs.

For the quarter, decreased results in the domestic operations reflected higher costs, which included labor and other cost inflation at Walt Disney World Resort and higher fuel and drydock maintenance costs at Disney Cruise Line, partially offset by higher guest spending at Walt Disney World Resort.

International Operations

Operating income growth at Disneyland Resort Paris for the year was primarily due to increased guest spending, higher theme park attendance and the favorable impact of currency translation, partially offset by higher operating costs. Increased guest spending was due to higher average daily hotel room rates and higher average ticket prices. Higher operating costs were driven by labor cost inflation and volume-related expenses.

For the quarter, operating income growth at Disneyland Resort Paris reflected higher guest spending and the favorable impact of currency translation, partially offset by lower attendance and occupied room nights and labor cost inflation.

Studio Entertainment

Studio Entertainment revenues for the year decreased 2% to $7.3 billion and segment operating income decreased 9% to $1.1 billion. For the quarter, revenues decreased 5% to $1.5 billion and segment operating income decreased $70 million to $98 million.

Lower operating income for the year was primarily due to a decrease in domestic home entertainment reflecting the performance of current-year titles including Pirates of the Caribbean: At World’s End and Ratatouille, compared to Pirates of the Caribbean: Dead Man’s Chest and Cars in the prior year.

For the quarter, lower operating income was driven by a decrease in domestic theatrical distribution reflecting weaker performing titles in the current quarter and higher marketing expenses for releases after the end of the quarter, including Beverly Hills Chihuahua.

Consumer Products

Consumer Products revenues for the year increased 26% to $2.9 billion, and segment operating income increased 14% to $718 million. For the quarter, revenues increased 41% to $812 million, and segment operating income increased 14% to $176 million. Operating income growth for the year and quarter was primarily due to an increase at Merchandise Licensing, partially offset by a decrease at the Disney Stores.

The increase at Merchandise Licensing for both the year and quarter was primarily due to higher earned royalties across multiple product categories, led by Hannah Montana and High School Musical merchandise.

At the Disney Stores, the increase in revenues for both the year and the quarter due to the acquisition of the Disney Stores in North America during the third quarter was more than offset by related operating costs and the absence of licensing revenue from the former licensee.

OTHER FINANCIAL INFORMATION

Other (Expense)/Income

Other (Expense)/Income was as follows (in millions):

	Year Ended		Quarter Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Accounting gain related to the acquisition of the Disney Stores in North America	$18	$—	$—	$—
Gain on sale of movies.com	14	—	—	—
Bad debt charge for a receivable from Lehman Brothers	(91)	—	(91)	—
Gain on sale of equity investment in E!	—	780	—	—
Gain on sale of equity investment in Us Weekly	—	272	—	—
Equity-based compensation plan modification charge	—	(48)	—	—

Other (Expense)/Income	$(59)	$1,004	$(91)	$—

Corporate and Unallocated Shared Expenses

Corporate and unallocated shared expense decreased from $497 million to $471 million for the year primarily due to an increase in allocation of costs to the business segments, partially offset by higher investments in new business initiatives.

For the quarter, corporate and unallocated shared expense increased from $145 million to $153 million driven by higher investments in new business initiatives, partially offset by an increase in allocation of costs to the business segments.

Net Interest Expense

Net interest expense was as follows (in millions):

	Year Ended		Quarter Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Interest expense	$(712)	$(746)	$(149)	$(208)
Interest and investment income	188	153	36	45

Net interest expense	$(524)	$(593)	$(113)	$(163)

The decrease in interest expense for the year was driven by lower effective interest rates, partially offset by higher average debt balances. For the quarter, the decrease in interest expense was primarily due to lower effective interest rates and lower average debt balances.

The increase in interest and investment income for the year was primarily due to a gain on the sale of an investment. The decrease in interest and investment income for the quarter was primarily due to lower average cash balances.

Income Taxes

The effective income tax rate was as follows:

	Year Ended		Quarter Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Effective Income Tax Rate	36.1%	37.2%	35.3%	34.6%

The decrease in the effective income tax rate for the year was primarily due to increased benefits from Internal Revenue Code (IRC) Section 199 related to qualified domestic production activities. The increase in the effective income tax rate for the quarter reflected favorable resolutions of prior-year income tax matters in the prior-year quarter, partially offset by higher IRC Section 199 benefits.

Minority Interests

Minority interest expense increased from $177 million to $302 million for the year and from $100 million to $137 million for the quarter. Minority interest expense for the year reflected the impact of improved results at Disneyland Resort Paris, ESPN and Hong Kong Disneyland. The increase in minority interest expense for the quarter was due to the impact of increased profits at ESPN and Disneyland Resort Paris. The minority interest is determined on income after royalties, financing costs and income taxes.

Cash Flow

Cash provided by continuing operations and free cash flow were as follows (in millions):

	Year Ended
	Sept. 27, 2008	Sept. 29, 2007	Change
Cash provided by continuing operating activities	$5,446	$5,398	$48
Investments in parks, resorts and other property	(1,578)	(1,566)	(12)

Free cash flow (1)	$3,868	$3,832	$36

(1)	Free cash flow is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows below.

The Company generated $3.9 billion in free cash flow during fiscal 2008 compared to $3.8 billion in the prior year, reflecting an increase of $48 million in cash provided by operations and an increase of $12 million in capital expenditures.

Cash provided by continuing operations increased primarily due to higher operating performance at Media Networks, Parks & Resorts and Consumer Products, and lower pension contributions, partially offset by increased film and television spending, and higher net investments in accounts receivable and Disney Vacation Club properties.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property by segment were as follows (in millions):

	Year Ended
	Sept. 27, 2008	Sept. 29, 2007
Media Networks	$367	$265
Parks and Resorts:
Domestic	793	816
International	140	256

Total Parks and Resorts	933	1,072

Studio Entertainment	126	85
Consumer Products	62	36
Corporate	90	108

Total investments in parks, resorts and other property	$1,578	$1,566

Depreciation expense by segment is as follows (in millions):

	Year Ended
	Sept. 27, 2008	Sept. 29, 2007
Media Networks
Cable Networks	$89	$89
Broadcasting	107	95

Total Media Networks	196	184

Parks and Resorts
Domestic	803	790
International	342	304

Total Parks and Resorts	1,145	1,094

Studio Entertainment	41	31
Consumer Products	22	18
Corporate	123	132

Total depreciation expense	$1,527	$1,459

Share Repurchases

During the year ended September 27, 2008, the Company repurchased 139 million shares for approximately $4.5 billion, of which 46 million shares were purchased for $1.5 billion in the fourth quarter. As of September 27, 2008, the Company had authorization in place to repurchase 184 million additional shares.

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	Sept. 27, 2008	Sept. 29, 2007	Change
Current portion of borrowings	$3,529	$3,280	$249
Long-term borrowings	11,110	11,892	(782)

Total borrowings	14,639	15,172	(533)
Less: cash and cash equivalents	(3,001)	(3,670)	669

Net borrowings (1)	$11,638	$11,502	$136

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows below.

The total borrowings shown above include $3,706 million and $3,583 million attributable to Euro Disney and Hong Kong Disneyland as of September 27, 2008 and September 29, 2007, respectively. Cash and cash equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $693 million and $604 million as of September 27, 2008 and September 29, 2007, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Earnings per share excluding certain items, net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, including significant dispositions and acquisitions. During the current year, these items included gains related to the acquisition of the Disney Stores in North America and the sale of movies.com, the favorable resolution of certain prior-year income tax matters and a bad debt charge for a receivable from Lehman Brothers. In the prior year, these items included gains on sales of equity investments in E! Entertainment and Us Weekly, favorable resolutions of certain prior-year income tax matters, the income or loss from the discontinued ABC Radio business and a charge related to modification of equity-based compensation plans in connection with the ABC Radio transaction. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate separately the impact of decisions regarding the sale and acquisition of interests in businesses from the impact of the operations of the business. The following table reconciles earnings per share to earnings per share excluding certain items for the current and prior year:

	Year Ended		Change	Quarter Ended		Change
	Sept. 27, 2008	Sept. 29, 2007		Sept. 27, 2008	Sept. 29, 2007
Diluted EPS	$2.28	$2.25	1%	$0.40	$0.44	(9)%
Exclude:
Other expense/(income) (1)	0.02	(0.30)	nm	0.03	—	nm
Favorable resolution of prior-year income tax matters	(0.03)	(0.03)	0%	—	(0.02)	nm
Discontinued operations	—	(0.01)	nm	—	—	nm

Diluted EPS excluding certain items (2)	$2.27	$1.92	18%	$0.43	$0.42	2%

(1)

Other expense/(income) for the current year consists of an accounting gain related to the acquisition of the Disney Stores in North America ($18 million pre-tax), a gain on the sale of movies.com ($14 million pre-tax) in the third quarter and a bad debt charge for a receivable from Lehman Brothers ($91 million pre-tax) in the fourth quarter. Other income for the prior year consists of gains on the sale of equity investments in E! Entertainment Television ($780 million pre-tax) and Us Weekly ($272 million pre-tax) and an equity-based compensation plan modification charge.

(2)	Diluted EPS excluding certain items may not equal the sum of the column due to rounding

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by continuing operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. A reconciliation of segment operating income to net income is as follows (in millions):

	Year Ended		Quarter Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Segment operating income	$8,456	$7,811	$1,744	$1,812
Corporate and unallocated shared expenses	(471)	(497)	(153)	(145)
Other (expense)/income	(59)	1,004	(91)	—
Net interest expense	(524)	(593)	(113)	(163)

Income from continuing operations before income taxes and minority interests	7,402	7,725	1,387	1,504
Income taxes	(2,673)	(2,874)	(490)	(521)
Minority interests	(302)	(177)	(137)	(100)

Income from continuing operations	4,427	4,674	760	883
Income (loss) from discontinued operations, net of tax	—	13	—	(6)

Net income	$4,427	$4,687	$760	$877

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, November 6, 2008, at 1:30 PM PST/4:30 PM EST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through November 20, 2008 at 4:00 PM PST/7:00 PM EST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect entertainment, travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in millions, except per share data)

	Year Ended		Quarter Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Revenues	$37,843	$35,510	$9,445	$8,930
Costs and expenses	(30,439)	(28,681)	(7,993)	(7,359)
Other (expense)/income	(59)	1,004	(91)	—
Net interest expense	(524)	(593)	(113)	(163)
Equity in the income of investees	581	485	139	96

Income from continuing operations before income taxes and minority interests	7,402	7,725	1,387	1,504
Income taxes	(2,673)	(2,874)	(490)	(521)
Minority interests	(302)	(177)	(137)	(100)

Income from continuing operations	4,427	4,674	760	883
Income (loss) from discontinued operations, net of tax	—	13	—	(6)

Net income	$4,427	$4,687	$760	$877

Diluted Earnings per share:
Earnings per share, continuing operations (1)	$2.28	$2.24	$0.40	$0.44
Earnings per share, discontinued operations	—	0.01	—	—

Earnings per share (1) (2)	$2.28	$2.25	$0.40	$0.44

Basic Earnings per share:
Earnings per share, continuing operations	$2.34	$2.33	$0.41	$0.46
Earnings per share, discontinued operations	—	0.01	—	—

Earnings per share (2)	$2.34	$2.34	$0.41	$0.45

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,948	2,092	1,903	2,023

Basic	1,890	2,004	1,871	1,936

(1)

The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, which were redeemed during the third quarter of fiscal 2008, and adds back interest expense (net of tax) of $12 million for the year ended September 27, 2008 and $21 million and $5 million for the year and quarter ended September 29, 2007, respectively.

(2)	Earnings per share may not equal the sum of the column due to rounding.

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited, in millions, except per share data)

	Sept. 27, 2008	Sept. 29, 2007
ASSETS
Current assets
Cash and cash equivalents	$3,001	$3,670
Receivables	5,373	5,032
Inventories	1,124	641
Television costs	541	559
Deferred income taxes	1,024	862
Other current assets	603	550

Total current assets	11,666	11,314
Film and television costs	5,394	5,123
Investments	1,563	995
Parks, resorts and other property, at cost
Attractions, buildings and equipment	31,493	30,260
Accumulated depreciation	(16,310)	(15,145)

	15,183	15,115
Projects in progress	1,169	1,147
Land	1,180	1,171

	17,532	17,433
Intangible assets, net	2,428	2,494
Goodwill	22,151	22,085
Other assets	1,763	1,484

	$62,497	$60,928

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,980	$5,949
Current portion of borrowings	3,529	3,280
Unearned royalties and other advances	2,082	2,162

Total current liabilities	11,591	11,391
Borrowings	11,110	11,892
Deferred income taxes	2,350	2,573
Other long-term liabilities	3,779	3,024
Minority interests	1,344	1,295

Commitments and contingencies

Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 3.6 billion shares, Issued – 2.6 billion shares	26,546	24,207
Retained earnings	28,413	24,805
Accumulated other comprehensive loss	(81)	(157)

	54,878	48,855
Treasury stock, at cost, 777.1 million shares at September 27, 2008 and 637.8 million shares at September 29, 2007	(22,555)	(18,102)

	32,323	30,753

	$62,497	$60,928

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in millions)

	Year Ended
	Sept. 27, 2008	Sept. 29, 2007
OPERATING ACTIVITIES OF CONTINUING OPERATIONS
Net income	$4,427	$4,687
Income from discontinued operations	—	(13)
Depreciation and amortization	1,582	1,491
Gains on sales of equity investments and business	(14)	(1,052)
Deferred income taxes	(128)	(137)
Equity in the income of investees	(581)	(485)
Cash distributions received from equity investees	476	420
Minority interests	302	177
Net change in film and television costs	(301)	115
Equity-based compensation	402	419
Other	(170)	(65)
Changes in operating assets and liabilities:
Receivables	(594)	(355)
Inventories	(329)	52
Other assets	(64)	9
Accounts payable and other accrued liabilities	488	77
Income taxes	(50)	58

Cash provided by continuing operations	5,446	5,398

INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Investments in parks, resorts and other property	(1,578)	(1,566)
Sales of investments	70	5
Proceeds from sales of equity investments and business	14	1,530
Acquisitions	(660)	(608)
Proceeds from sales of fixed assets and other	(8)	21

Cash used by continuing investing activities	(2,162)	(618)

FINANCING ACTIVITIES OF CONTINUING OPERATIONS
Commercial paper (repayments)/ borrowings, net	(701)	1,847
Borrowings	1,706	3,143
Reduction of borrowings	(477)	(2,294)
Dividends	(664)	(637)
Repurchases of common stock	(4,453)	(6,923)
Exercise of stock options and other	636	1,245

Cash used by continuing financing activities	(3,953)	(3,619)

CASH FLOWS OF DISCONTINUED OPERATIONS
Net cash provided by operating activities of discontinued operations	—	23
Net cash used by investing activities of discontinued operations	—	(3)
Net cash provided by financing activities of discontinued operations	—	78

(Decrease) /increase in cash and cash equivalents	(669)	1,259
Cash and cash equivalents, beginning of year	3,670	2,411

Cash and cash equivalents, end of year	$3,001	$3,670